Exhibit 99.1
Enova Announces Additional Financing
Placing of shares
Enova Systems, Inc (“Enova” or the “Company”) today announces that it has entered into a Securities Purchase Agreement (“Purchase Agreement”) and Registration Rights Agreement with several accredited investors (“Investors”). Pursuant to the Purchase Agreement, the Investors have agreed to purchase 1,273,700 shares (“Investor Shares”) of Enova’s common stock of no par value (“Common Shares”) at $3.91 per Common Share (the “Placing Price”). It is anticipated that Enova will receive approximately $4,980,167 in gross proceeds from the sale of the Investor Shares. The net proceeds of from the sale of the Investor Shares are to be utilised to fund working capital and to strengthen the Company’s balance sheet. Further details of the placing of Common Shares are set out below.
The securities offered have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Press Release does not constitute an offer of any securities for sale.
Further details of the placing
The Investor Shares will be sold by Enova in a private placement under Regulation D of the US Securities Act of 1933, as amended. The closing of the issue of Investor Shares is conditional upon, among other things, the listing of the Investor Shares for trading on the American Stock Exchange.
The Placing Price represents a discount of approximately 5.8 per cent to the closing middle market price of the Enova unrestricted common shares (Code: ENV) on April 23, 2008 on the AIM Market of the London Stock Exchange. The Placing Shares represent approximately 6.6 per cent of the Company’s issued share capital immediately prior to the issue of the Investor Shares. The closing price of Enova’s Common Shares on the American Stock Exchange on April 23, 2008 was $3.86.
Application will be made to the London Stock Exchange for the Investor Shares to be admitted to trading as restricted Common Shares on AIM. The Investor Shares will rank pari passu in all respects with the existing Common Shares on the restricted line (Code: ENVS) except that pursuant to the US Securities Act of 1933 (as amended) the eligibility of a shareholder to transfer shares from the restricted line (Code: ENVS) to the unrestricted line (Code: ENV) will depend on the time period that their shares have been held and any other applicable restrictions. Application has also been made to the American Stock Exchange Inc. for the Placing Shares to be listed on AMEX. Stonegate Securities Inc. acted as the placement agent for the transaction.

The implementation of the issue of Investor Shares does not require shareholder approval. It is expected that dealings in the Investor Shares on AIM will commence on 29 April 2008.
About Enova:
Enova Systems (http://www.enovasystems.com) is a leading supplier of efficient, environmentally friendly digital power components and systems products. The Company’s core competencies are focused on the development and commercialization of power management and conversion systems for mobile applications. Enova applies unique ‘enabling technologies’ in the areas of alternative energy propulsion systems for light and heavy-duty vehicles as well as power conditioning and management systems for distributed generation systems. The Company develops, designs and produces non-invasive drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles in both the “new” and “retrofit” vehicle sales market. For further information, contact Enova Systems directly, or visit its Web site at http://www.enovasystems.com.

For further details
Enova Systems, Inc	Tel: +1 310 527 2800
Mike Staran, President and Chief Executive Officer/Jarett Fenton, Chief Financial Officer

Investec as Nominated Advisor to the Company	Tel: 020 7597 5970
Michael Ansell / Paul Brett
Additional Information
This news release contains forward-looking statements relating to Enova Systems and its products that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “could,” “project,” “plan,’’ “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology and statements about industry trends and Enova’s future performance, operations and products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. These and other risks and uncertainties are detailed from time to time in Enova Systems’ periodic filings with the Securities and Exchange Commission, including but not limited to Enova’s annual report on Form 10-K for the year ended December 31, 2006.